Exhibit 99.3

ZIMMER HOLDINGS, INC.
Wilmington, Delaware, U.S.A.

DEFINITIVE FINAL RESULTS OF THE PUBLIC EXCHANGE AND CASH OFFER FOR ALL OUTSTANDING BEARER SHARES OF INCENTIVE CAPITAL AG, ZUG, SWITZERLAND, HAVING A NOMINAL VALUE OF CHF 20.00 PER SHARE

On June 19, 2003, Zimmer Holdings, Inc., Wilmington, Delaware, U.S.A. (“Zimmer”), commenced a public exchange and cash offer for all outstanding bearer shares of InCentive Capital AG, Zug, Switzerland (“InCentive” and such offer, the “Offer”). Based on the price formula for the Offer, each outstanding bearer share of InCentive having a nominal value of CHF 20.00 per share (“InCentive Share”) will be exchanged for 3.8349 shares of common stock of Zimmer having a par value of USD 0.01 per share (“Zimmer Common Stock”), plus CHF 178.84 net in cash, without interest, subject to the mix and match election.

At the same time, Zimmer commenced a separate public exchange and cash offer for all outstanding registered shares of Centerpulse AG, Zurich, Switzerland (“Centerpulse Shares” and such offer, the “Centerpulse Offer”). InCentive currently is a beneficial owner of 2,237,577 Centerpulse Shares (approximately 18.3 % of the issued Centerpulse Shares).

Definitive Final Results	As of the end of the additional acceptance period on September 15, 2003 at 4:00 p.m. (Swiss time), 2,146,871 InCentive Shares were tendered to Zimmer. The resulting interest of Zimmer in InCentive amounts to 99.98 % of the issued InCentive Shares and voting rights in InCentive.

Mix and Match Results	All calculations are made by reference to the number of acceptances and elections as of September 15, 2003, the last day of the additional acceptance period. For purposes of these calculations, the assumed value of Zimmer Common Stock shall be CHF 62.50 per share (based on the closing price of Zimmer Common Stock of USD 48.28 per share on May 19, 2003, the last trading day prior to the pre-announcement of the Offer and the noon buying rate for U.S. dollars on such date of USD 1.00 = CHF 1.2945).

The following table, which was prepared based on the results of the mix and match elections in the Offer and the Centerpulse Offer, sets forth the offer consideration to be received by holders who have tendered their InCentive Shares into the Offer and have elected to receive (i) the “standard entitlement”, (ii) “as many shares of Zimmer Common Stock as possible” or (iii) “as much cash as possible”:

	Offer Consideration

Election	Zimmer Common
	Stock	Cash

Standard entitlement
Per InCentive Share	3.8349	CHF 178.84
As many shares of Zimmer Common Stock as possible
Per InCentive Share	4.0059	CHF 168.15
As much cash as possible
Per InCentive Share	0	CHF 418.52

Holders who have tendered their InCentive Shares into the Offer and have not made any mix and match elections will receive the standard entitlement.

Notification	On August 31, 2003, Zimmer entered into an agreement (the “Agreement”) with René Braginski, Hans Kaiser, «Zürich» Versicherungs-Gesellschaft and III Institutional Investors International Corp, who collectively hold approximately 77% of InCentive’s issued share capital. The Agreement is available to the public at the website maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov/Archives/edgar/data/1136869/000095 012303010007/y8966218exv99wdw1.txt.

Settlement Date	The exchange of InCentive Shares for shares of Zimmer Common Stock will take place on October 2, 2003. On the same day, the offered cash amount per tendered InCentive Share (including any cash to be paid instead of issuing fractional shares of Zimmer Common Stock) will be paid.

Zurich, September 19, 2003

Credit Suisse First Boston

	Swiss Security Number	ISIN	Bloomberg	Telekurs Ticker Symbol

InCentive Share
- not tendered for exchange (1st line)	286 089	CH 000 286089 5	INC SW	INC
- tendered for exchange to Zimmer (2nd line)	1 622 169	CH 001 622169 6	INCE SW	INCE
Zimmer Common Stock	1 262 932	US 989 56P102 1	ZMH US	ZMH

Statements Regarding this Announcement and Zimmer’s Exchange Offers

United States of America
This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities. Any exchange offer has been and will be made only through a registration statement and related materials. In connection with Zimmer’s exchange offers, Zimmer has filed registration statements on Form S-4 (each containing a U.S. prospectus) and a proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission and has submitted Swiss offer prospectuses to the Swiss Takeover Board. Investors and security holders of Centerpulse AG, InCentive and Zimmer are advised to read these disclosure materials (including other disclosure materials when they become available), because these materials contain important information. Investors and security holders may obtain a free copy of the disclosure materials and other documents filed by Zimmer with the U.S. Securities and Exchange Commission at the SEC’s website at www.sec.gov. The disclosure materials and other documents of Zimmer may also be obtained from Innisfree M&A Incorporated, the information agent for the Centerpulse offer, at (877) 750-5836. Additionally, the Swiss offer prospectuses in German, French or English, which include as an exhibit the U.S. prospectus, can be ordered free of charge from Credit Suisse First Boston, Zurich (phone: +41 1 333 43 85, fax: +41 1 333 23 88, e-mail: equity.prospectus@csfb.com).

United Kingdom Restriction on Distribution of this Document
The shares of Zimmer common stock offered in its exchange offers may not be offered or sold in the United Kingdom, by means of Zimmer’s offer documents or any other document, other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

Zimmer’s offer documents relating to Zimmer’s exchange offer for InCentive are important and require your immediate attention. If you are in any doubt about the action you should take, you are recommended immediately to seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorized under the Financial Services & Markets Act 2000 if you are resident in the United Kingdom or, if not, another appropriately authorized independent financial adviser.

Sales Restrictions in Certain Countries and Jurisdictions
The distribution of Zimmer’s offer documents and the making of its exchange offers may, in certain jurisdictions, be restricted by law. Zimmer’s exchange offers are not being made, directly or indirectly, in or into, and will not be capable of acceptance from or within, any jurisdiction in which the making of such exchange offers or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of Zimmer’s offer documents should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any of these jurisdictions. Zimmer does not assume any responsibility for any violation by any person of any of these restrictions. Zimmer is not making any exchange offers in or into – and Zimmer’s exchange offers may not be accepted in or from – Australia, Canada or Japan.